                                                                    Exhibit 99.1

[PROGRESS ENERGY LOGO APPEARS HERE]

                                           news release

             Progress Energy Announces Solid Quarterly Results and
                           Raises Earnings Estimate


Highlights:

     . Reports $0.56 EPS, $0.74 before charges for rail and intra-period tax adjustment

     .  Energy Ventures contributes $0.37 per share

     . Synergy achievements keep utilities on target for year despite mild weather, industrial slowdown, planned nuclear outages

     .  Announces sale of MEMCO barge unit for $270 million

     .  Raises earnings guidance for 2001


RALEIGH, N.C. (July 25, 2001) - Progress Energy [NYSE: PGN] today reported consolidated net income of $111.7 million, or $0.56 per share of common stock, for the second quarter of 2001. Year-to-date, the company has reported net income of $1.33 per share. The company's synthetic fuel investments create certain intra-period tax adjustments that reduced EPS by $0.13 for the quarter and $0.23 year-to-date that will reverse by year-end. Earnings for the quarter were also impacted by a $0.05 per share cumulative charge related to reclassifying Progress Rail from "Assets Held for Sale" to operating assets. When these items are considered, earnings would have been $0.74 per share for the quarter and $1.61 per share for the first half of 2001. For perspective, in 2000 CP&L Energy earned $0.70 per share in the second quarter and was at $1.26 for the first half-year.

"Progress Energy continued its strong performance this quarter, and we're ahead of where we expected to be," said William Cavanaugh, chairman, president and CEO of Progress Energy. "We are almost halfway to our annual earnings target, and we historically achieve about 55 percent of our earnings in the second half of the year. While Energy Ventures continues to exceed our expectations, I'm particularly proud of our two electric utilities - CP&L and Florida Power. They are collectively meeting their budgeted earnings targets due to solid cost management and the achievement of merger synergies despite the triple challenges of mild weather, a decline in industrial sales and four planned nuclear outages. Not only that, these utilities achieved the number two ranking out of 17 southern utilities in J. D. Power's survey of residential customer satisfaction. For all of Progress Energy, it was a great quarter in operational, financial and customer service terms."

The Energy Ventures business unit that manages fuel extraction, manufacturing and delivery, which includes synthetic fuels production, merchant generation, and energy marketing and trading contributed $0.37 per share, which includes $0.09 per share from marketing and trading activities on behalf of the utility operating companies. In the first quarter, Energy Ventures contributed $0.32 per share on a similar basis. "We expect Energy Ventures to contribute 20 to 25 percent to earnings this year," said Cavanaugh. "By 2005, we want this high-growth business unit to provide 40 to 50 percent of our earnings.

"We are raising our earnings estimate for the year. We will earn more than the top end of our previous guidance of $3.25 to $3.35. We now expect to earn between $3.35 and $3.45," said Cavanaugh. "Our plans for solid earnings and dividend growth have not changed. We will grow earnings by at least
7 to 8 percent each year."

SIGNIFICANT RECENT DEVELOPMENTS

     Florida Rate Case

     In May 2001, the Florida PSC issued an order requiring initiating a rate case for Florida Power. Since that time, the Company has worked with the PSC staff to refine the scope and timing of the required filing. The calculation of the company's revenue requirements, along with supporting testimony, is due on September 14, 2001. Hearings are scheduled to begin March 20, 2002, with a final decision expected in July, 2002, although the commissioners have encouraged the PSC staff and the company to negotiate a settlement before then if possible.

     Also, the Florida PSC has established an expedited schedule for its review of the Florida RTO proposal, known as GridFlorida.

     Goodwill

     On July 20, 2001, The Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets." Under the provisions of this statement, amortization of goodwill that existed as of June 30, 2001, will cease on January 1, 2002. The company expects to record approximately $95 million of goodwill amortization this year.

     Sale of MEMCO

     On July 23, 2001, the company announced a letter of agreement for the sale of its MEMCO barge business to AEP for $270 million. The sale proceeds will be used to pay down corporate debt and to pay off an off-balance-sheet, on-credit lease.

     Decision to Operate Progress Rail as Going Concern

     The company no longer intends to sell Progress Rail and, therefore, has included a $.05 per share cumulative charge representing the results of Progress Rail and allocated interest since the date of acquisition in earnings this quarter. Going forward, Progress Rail's results will be included in consolidated earnings.

     Merchant Plant Developments

     Progress Energy announced construction of a 320-megawatt plant in DeSoto County, Florida, the company's first merchant venture in Florida. This gas-fired plant will be in commercial operation by June 2002, and Energy Ventures is in late-stage negotiations to sell its output and capacity.

     In June, the North Carolina Utilities Commission held a hearing concerning the company's request to transfer certificates granted for eleven generating units in Richmond and Rowan counties, N.C., from the regulated electric utility, CP&L, to Energy Ventures. The company anticipates a Commission order on this matter during the third quarter. Combined, these natural gas-fired units will be capable of producing approximately 1,780 megawatts of power. Seven of these units, representing 1,050 megawatts of new gas-fired generation, began commercial operation in late May.

     Completion of the transfer, along with the DeSoto project, will bring Energy Ventures' merchant fleet to 2,700 megawatts by the end of 2002.

     NC Fuel Adjustment Filing

     CP&L filed for an increase in the fuel rate charged to its North Carolina customers. The company is asking the North Carolina Utilities Commission
     (NCUC) to approve a $118.4 million increase in its fuel rate to cover increases in the costs of fuel oil, natural gas and coal during the 12-month period ending March 2001. The increase would take effect October 1, 2001. A hearing is scheduled before the NCUC on August 7, 2001.

LINE OF BUSINESS/SEGMENT FINANCIAL INFORMATION

     CORPORATE

     Corporate results include interest expense on holding company debt, goodwill amortization and intra-period tax allocation effects. The total corporate expense was $0.46 per share for the second quarter.

     With respect to the intra-period tax allocation effects, generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations' earnings lower Progress Energy's overall effective tax rate. The company's synthetic fuel operations' earnings are not subject to seasonal fluctuation to the extent the electric utility operations' earnings are. In essence, the company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to meet that projected tax rate. On the other hand, operating losses incurred to produce the tax credit are included in the current quarter. The resulting tax adjustment has reduced earnings per share by $0.13 for the quarter and $0.23 for the year. These adjustments will reverse over the balance of the year, resulting in no impact to the company's annual earnings.

     None of the earnings information presented below reflects any allocation of the above-described corporate expenses.

     UTILITIES

     CP&L

     CP&L retail energy operations contributed earnings of $69 million for the quarter compared to $93 million for the same period last year. Primary reasons for the $24 million differential were increased O&M for planned nuclear outages, the impact of mild weather and a significant slowdown in industrial sales.

     Total retail kWh sales for the quarter decreased 4 percent compared to the same period last year. Commercial volume was relatively unchanged, while residential volume was down 2 percent. Industrial volume declined 9.5 percent for the quarter due primarily to continuing weakness in the textile, chemical and paper industries.

     Florida Power

     The operations of Florida Power were included in Progress Energy's earnings subsequent to the acquisition date of November 30, 2000, and, therefore, are not reflected in the period ended June 30, 2000.

     Florida Power retail energy operations had earnings of $81 million for the quarter compared to $74.8 million for the same period last year. Total retail revenue for the quarter increased slightly. Cooler than normal weather had a negative impact on sales, mostly offsetting the impact of strong customer growth and usage in the residential and commercial classes. Industrial sales declined 7.8 percent, mainly due to declines in the phosphate industry.

     NCNG

     North Carolina Natural Gas (NCNG) reported a loss of $5.2 million in the second quarter compared to net income of $0.1 million in the same period last year. The decrease was mainly due to reduced sales to certain large industrial customers with fuel switching capabilities.

     DIVERSIFIED BUSINESSES

     Energy Ventures

     The Energy Ventures business unit recorded net income of $74.8 million in the second quarter compared to $26.5 million for the same period last year. The increase in earnings is primarily due to the inclusion of Florida Progress subsidiaries in the current quarter. Total synthetic fuel sales were 3.4 million tons for the quarter and 6.2 million tons year-to-date.

     Progress Rail

     The company's investment in Progress Rail was previously treated as "Assets Held for Sale" and, therefore, not included in consolidated earnings. Revenues and net loss for the quarter were $226.4 million and $2.9 million compared to revenues and net income of $284.7 million and $1.9 million in second quarter 2000.

     Other Diversified

     Progress Telecom, including CaroNet's operations, recorded revenues of $15.9 million for the quarter. EBITDA for the quarter was $4.1 million.

     SRS revenues and net loss for the quarter were $14.2 million and $2.4 million.

                                 *   *   *   *

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the ability of the companies to control or estimate precisely. Factors include, but are not limited to, actions in the financial markets, actions of regulatory agencies, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Key factors affecting the synthetic fuel plant investment that could have a direct bearing on the company's ability to meet these projections include cash flows derived from the synthetic fuel plants, market acceptance of synthetic fuel, competition from competing products, impacts of environmental regulations on potential buyers, income tax issues related to synthetic fuel tax credits and other factors. Other risk factors are detailed from time to time in the companies' SEC reports.

                                     # # #

                             Progress Energy, Inc.
                      Segment Earnings Variance Analysis
                         Second Quarter 2001 vs. 2000

                                                    Florida         Regulated                              Other
($ Per share)                       CP&L             Power           Natural           Energy           Diversified
                                 (Electric)       (Electric)           Gas            Ventures          Businesses
                                -------------     ------------     -------------   ---------------     --------------
2000 earnings                           0.61                -                 -              0.17             (0.08)
                                -------------     ------------     -------------   ---------------     --------------
Weather                                    -
Customer growth and usage              (0.07)
Other margin                               -                              (0.02)

Addition of FPC operations                               0.40  (C)                           0.20              (0.07)
O&M                                     0.03  (A)                         (0.01)

Interest charges                       (0.02)
Goodwill amortization

Diversified businesses                                                                       0.04               0.06

Share dilution                         (0.14) (B)                                           (0.04) (B)          0.02  (B)
Eliminations/other
--------------------------      -------------     ------------     -------------   ---------------     --------------
2001 earnings                           0.35             0.40  (C)        (0.03)             0.37  (D)         (0.07)
                                -------------     ------------     -------------   ---------------     --------------


($ Per share)                     Corporate        Consolidated

                                --------------     ---------------
2000 earnings                               -                0.70
                                --------------     ---------------
Weather                                                         -
Customer growth and usage                                   (0.07)
Other margin                                                (0.02)

Addition of FPC operations              (0.02) (E)           0.51
O&M                                                         (0.04)

Interest charges                        (0.18)              (0.20)
Goodwill amortization                   (0.11)              (0.11)

Diversified businesses                                       0.10

Share dilution                                              (0.16) (B)
Eliminations/other                      (0.15) (E)          (0.15)
--------------------------      --------------     ---------------
2001 earnings                           (0.46)               0.56
                                --------------     ---------------

Regulated Natural Gas includes NCNG

Energy Ventures includes Electric Fuels (less Rail & Barge), Progress Energy Ventures, Monroe Power, and Energy Marketing & Trading

Other Diversified Businesses includes SRS, Progress Telecom and Progress Rail

Corporate includes eliminations, interest expense, goodwill and intra-period tax allocations

(A)  Costs related to planned nuclear outage.
(B) Related to issuance of 46.5 million common shares in connection with FPC acquisition in Dec 2000
(C)  See Table 1
(D) Approximately $.07 per share in CP&L and $.02 per share in Florida Power is related to functions managed by Energy Ventures.
(E) Includes $.13 intra-period tax allocation adjustment which will vary each quarter. These adjustments will reverse for the year 2001.





-----------------------------------------------------------
Table 1
                Florida Power
        Segment Earnings Variance Analysis
           Second Quarter 2001 vs. 2000

                                           YTD
2000 earnings                       $          0.81
Weather                                       (0.04)
Customer growth and usage                      0.06
Other margin                                   0.01
O&M                                            0.02
Share dilution                                (0.41)
Depreciation                                  (0.01)
Other taxes                                   (0.01)
Interest expense                               0.02
Trading and marketing                         (0.02)
Eliminations/other                            (0.03)
                                       -------------
2001 earnings                       $          0.40
                                       =============

-----------------------------------------------------------

                             Progress Energy, Inc.
                      Segment Earnings Variance Analysis
                        Year to Date June 2001 vs. 2000

                                                    Florida         Regulated                              Other
($ Per share)                       CP&L             Power           Natural           Energy           Diversified
                                 (Electric)       (Electric)           Gas            Ventures          Businesses
                                -------------     ------------     -------------   ---------------     --------------
2000 earnings                           1.10                -              0.06              0.27             (0.17)
                                -------------     ------------     -------------   ---------------     --------------
Weather                                    -
Customer growth and usage                  -
Other margin                               -                              (0.03)

Addition of FPC operations                               0.72  (C)                           0.38              (0.07)
O&M                                     0.07  (A)                         (0.02)

Interest charges                       (0.05)
Goodwill amortization

Diversified businesses                                                                       0.10               0.13

Share dilution                         (0.26) (B)                                           (0.06) (B)          0.03  (B)
Eliminations/other                      0.01
--------------------------      -------------     ------------     -------------   ---------------     --------------
2001 earnings                           0.87             0.72  (C)         0.01              0.69  (D)         (0.08)
                                -------------     ------------     -------------   ---------------     --------------


($ Per share)                     Corporate        Consolidated

                                --------------     ---------------
2000 earnings                                               1.26
                                --------------     ---------------
Weather                                                         -
Customer growth and usage                                       -
Other margin                                                (0.03)

Addition of FPC operations              (0.15) (E)           0.88
O&M                                                          0.05

Interest charges                        (0.36)              (0.41)
Goodwill amortization                   (0.21)              (0.21)

Diversified businesses                                       0.23

Share dilution                                              (0.29) (B)
Eliminations/other                      (0.16) (E)          (0.15)
--------------------------      --------------     ---------------
2001 earnings                           (0.88)               1.33
                                --------------     ---------------

Regulated Natural Gas includes NCNG

Energy Ventures includes Electric Fuels (less Rail & Barge), Progress Energy Ventures, Monroe Power, and Energy Marketing & Trading

Other Diversified Businesses includes SRS, Progress Telecom and Progress Rail

Corporate includes eliminations, interest expense, goodwill and intra-period tax allocations

(A) Establishment of service company reduced CP&L share of costs, $.04 related to Jan 2000 ice storm, offset by planned nuclear outage costs in 2001.
(B) Related to issuance of 46.5 million common shares in connection with FPC acquisition in Dec 2000
(C)  See Table 1
(D) Approximately $.14 per share in CP&L and $.06 per share in Florida Power related to functions managed by Energy Ventures.
(E) Includes $.23 for intra-period tax allocation adjustment which will vary each quarter. These adjustments will reverse for the year 2001.





-----------------------------------------------------------
Table 1
                Florida Power
        Segment Earnings Variance Analysis
             June 2001 vs 2000

                                           YTD
2000 earnings                       $          1.45
Weather                                           -
Customer growth and usage                      0.08
Other margin                                   0.02
O&M                                            0.02
Share dilution                                (0.73)
Depreciation                                  (0.02)
Other taxes                                   (0.03)
Interest expense                               0.02
Trading and marketing                         (0.06)
Eliminations/other                            (0.03)
                                       -------------
2001 earnings                       $          0.72
                                       =============

-----------------------------------------------------------

                             PROGRESS ENERGY, INC.
             UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION


STATEMENTS OF INCOME

                                                                 Three Months Ended              Six Months Ended
                                                                      June 30                        June 30
(In thousands except per share amounts)                          2001          2000            2001           2000
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues
  Electric                                                   $  1,565,947   $  773,914    $  3,197,994    $  1,555,300
  Natural gas                                                      68,575       75,350         207,149         147,448
  Diversified businesses                                          681,121       38,484         818,591          63,618
-----------------------------------------------------------------------------------------------------------------------
     Total Operating Revenues                                   2,315,643      887,748       4,223,734       1,766,366

Operating Expenses
  Fuel used in electric generation                                378,288      137,001         748,144         297,388
  Purchased power                                                 211,876       85,067         429,424         155,326
  Gas purchased for resale                                         57,184       59,836         166,778         103,734
  Other operation and maintenance                                 304,400      164,989         599,497         363,216
  Depreciation and amortization                                   264,131      136,949         580,920         274,720
  Taxes other than on income                                       93,945       35,511         193,592          72,845
  Diversified businesses                                          721,744       58,767         911,447         102,922
-----------------------------------------------------------------------------------------------------------------------

     Total Operating Expenses                                   2,031,568      678,120       3,629,802       1,370,151
-----------------------------------------------------------------------------------------------------------------------

Operating Income                                                  284,075      209,628         593,932         396,215
-----------------------------------------------------------------------------------------------------------------------

Other Income (Expense)
  Interest income                                                   7,172        2,048          17,114           5,311
  Other, net                                                      (13,102)        (975)        (10,180)          1,101
-----------------------------------------------------------------------------------------------------------------------

     Total Other Income (Expense)                                  (5,930)       1,073           6,934           6,412
-----------------------------------------------------------------------------------------------------------------------

Income before Interest Charges and Income Taxes                   278,145      210,701         600,866         402,627
-----------------------------------------------------------------------------------------------------------------------

Interest Charges
  Long-term debt                                                  156,063       54,851         282,506         104,923
  Other interest charges                                           37,950        4,279          74,652           9,280
  Allowance for borrowed funds used during construction            (1,873)      (6,323)         (5,353)        (10,929)
-----------------------------------------------------------------------------------------------------------------------

     Net Interest Charges                                         192,140       52,807         351,805         103,274
-----------------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                         86,005      157,894         249,061         299,353
Income Taxes                                                      (25,697)      50,434         (16,644)        106,632
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                   $    111,702   $  107,460         265,705         192,721
=======================================================================================================================

Average Common Shares Outstanding                                 200,043      153,311         199,922         153,183
Basic Earnings per Common Share                              $       0.56   $     0.70    $       1.33    $       1.26
Diluted Earnings per Common Share                            $       0.56   $     0.70    $       1.32    $       1.26
Dividends Declared per Common Share                          $      0.530   $    0.515    $      1.060    $      1.030

=======================================================================================================================

This financial information should be read in conjunction with the Company's 2000 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

Progress Energy, Inc.
BALANCE SHEETS                                                                                 June 30           December 31
(In thousands)                                                                                   2001                2000
-------------------------------------------------------------------------------------------------------------------------------
                                          ASSETS

Utility Plant
  Electric utility plant in service                                                         $  18,716,993        $  18,124,036
  Gas utility plant in service                                                                    483,538              378,464
  Accumulated depreciation                                                                     (9,761,687)          (9,350,172)
-------------------------------------------------------------------------------------------------------------------------------
         Utility plant in service, net                                                          9,438,844            9,152,328
  Held for future use                                                                              15,380               16,302
  Construction work in progress                                                                   851,412            1,043,376
  Nuclear fuel, net of amortization                                                               243,816              224,692
-------------------------------------------------------------------------------------------------------------------------------

         Total Utility Plant, Net                                                              10,549,452           10,436,698
-------------------------------------------------------------------------------------------------------------------------------


Current Assets
  Cash and cash equivalents                                                                        73,667              101,296
  Accounts receivable                                                                             992,059              925,911
  Taxes receivable                                                                                 13,220                    -
  Inventory                                                                                       771,479              420,985
  Deferred fuel cost                                                                              214,021              217,806
  Prepayments                                                                                      17,304               50,040
  Assets Held for Sale, net                                                                        58,504              747,745
  Other current assets                                                                            178,707              192,347
-------------------------------------------------------------------------------------------------------------------------------

         Total Current Assets                                                                   2,318,961            2,656,130
-------------------------------------------------------------------------------------------------------------------------------

Deferred Debits and Other Assets
  Income taxes recoverable through future rates                                                   238,876              228,686
  Harris Plant deferred costs                                                                      38,796               44,813
  Unamortized debt expense                                                                         39,597               38,771
  Nuclear decommissioning trust funds                                                             824,854              811,998
  Diversified business property, net                                                            1,074,653              720,231
  Miscellaneous other property and investments                                                    608,170              636,677
  Deferred purchased power contract termination costs                                             148,757              226,656
  Goodwill, net                                                                                 3,723,868            3,652,429
  Other assets and deferred debits                                                                669,705              657,612
-------------------------------------------------------------------------------------------------------------------------------

         Total Deferred Debits and Other Assets                                                 7,367,276            7,017,873
-------------------------------------------------------------------------------------------------------------------------------

         Total Assets                                                                       $  20,235,689        $  20,110,701
===============================================================================================================================

                              CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock equity                                                                       $   5,459,040        $   5,424,201
  Preferred stock of subsidiary - redemption not required                                          92,831               92,831
  Long-term debt, net                                                                           9,413,639            5,890,099
-------------------------------------------------------------------------------------------------------------------------------

         Total Capitalization                                                                  14,965,510           11,407,131
-------------------------------------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                                                               209,550              184,037
  Accounts payable                                                                                618,098              828,568
  Taxes accrued                                                                                         -                  932
  Interest accrued                                                                                204,670              121,433
  Dividends declared                                                                              107,886              107,645
  Short-term Obligations                                                                          744,458            3,972,674
  Other current liabilities                                                                       571,052              447,370
-------------------------------------------------------------------------------------------------------------------------------

         Total Current Liabilities                                                              2,455,714            5,662,659
-------------------------------------------------------------------------------------------------------------------------------


Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                             1,680,446            1,807,192
  Accumulated deferred investment tax credits                                                     236,051              261,255
  Other liabilities and deferred credits                                                          897,968              972,464
-------------------------------------------------------------------------------------------------------------------------------

         Total Deferred Credits and Other Liabilities                                           2,814,465            3,040,911
-------------------------------------------------------------------------------------------------------------------------------

         Total Capitalization and Liabilities                                               $  20,235,689        $  20,110,701
===============================================================================================================================

SCHEDULES OF COMMON STOCK EQUITY
(In thousands)
  Common stock (without par value, authorized 500,000,000, issued and outstanding           $   3,614,279        $   3,608,902
                206,089,274 and 206,089,047 shares, respectively)
  Unearned ESOP common stock                                                                     (117,268)            (127,211)
  Accumulated other comprehensive loss                                                            (34,214)                   -
  Retained earnings                                                                             1,996,243            1,942,510
-------------------------------------------------------------------------------------------------------------------------------

         Total Common Stock Equity                                                          $   5,459,040        $   5,424,201
===============================================================================================================================

Progress Energy, Inc.
SUPPLEMENTAL DATA

                                                                 Three Months Ended               Six Months Ended
                                                                       June 30                         June 30
                                                                2001             2000            2001           2000
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)
Electric
  Retail                                                 $     1,295,650    $     597,702       2,622,453    $ 1,232,471
  Wholesale                                                      214,908          133,725         475,555        265,600
  Unbilled                                                        15,099           25,029         (46,780)        24,221
  Miscellaneous revenue                                           40,290           17,458         146,766         33,008
-------------------------------------------------------------------------------------------------------------------------

            Total Electric                                     1,565,947          773,914       3,197,994      1,555,300
  Natural gas                                                     68,575           75,350         207,149        147,448
  Diversified businesses                                         681,121           38,484         818,591         63,618
-------------------------------------------------------------------------------------------------------------------------

            Total Operating Revenues                      $    2,315,643    $     887,748       4,223,734    $ 1,766,366
-------------------------------------------------------------------------------------------------------------------------

Energy Sales
 Electric (millions of kWh)
    Retail
      Residential                                                  7,204            3,023          15,926          6,951
      Commercial                                                   5,682            2,803          10,956          5,359
      Industrial                                                   4,401            3,676           8,594          7,077
      Other retail                                                 1,007              323           1,970            663
-------------------------------------------------------------------------------------------------------------------------
          Total Retail                                            18,294            9,825          37,446         20,050
    Unbilled                                                         624              425            (543)           361
    Wholesale                                                      4,080            3,287           8,859          7,004
-------------------------------------------------------------------------------------------------------------------------
            Total Electric                                        22,998           13,537          45,762         27,415
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
 Natural Gas (thousands of dt)                                    11,096           13,497          25,942         30,841
-------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                                               11,877            6,885          23,791         14,345
              nuclear                                              6,813            5,433          13,950         11,097
              hydro                                                   64              157             117            333
              combustion turbines                                  1,672              282           2,809            316
  Purchased                                                        3,711            1,299           7,385          2,331
-------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)                   24,137           14,056          48,052         28,422
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Detail of Income Taxes (in thousands)
    Income tax expense (credit) - current                 $       (6,730)   $      73,099          28,475    $   162,936
                                  deferred                       (12,723)         (20,066)        (31,904)       (51,106)
                                  investment tax credit           (6,244)          (2,599)        (13,215)        (5,198)
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               Total Income Tax Expense                   $      (25,697)   $      50,434         (16,644)   $   106,632
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FINANCIAL STATISTICS
Ratio of earnings to fixed charges                                                                   2.16           3.98
Return on average common stock equity                                                               11.95 %        12.27
Book value per common share                                                                $        27.28    $     22.57
Capitalization ratios
    Common stock equity                                                                             36.48 %        52.40
    Preferred stock of subsidiary- redemption not required                                           0.62           0.90
    Long-term debt, net                                                                             62.90          46.70
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            Total                                                                                  100.00 %       100.00
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